Exhibit 99.1

(INSITUFORM-TECH) (INSUA) Insituform Technologies, Inc.
Withdraws Offer

     Chesterfield, MO - March 10, 1999 - Insituform Technologies, Inc. [NASDAQ National Market: INSUA] ("Insituform") today announced that, in the absence of a substantive response to its February 16, 1999 and March 2, 1999 letters offering to acquire Insituform East, Inc., it had withdrawn its offer. In reply to a letter received today from Insituform East in which it declined to respond to the offer or set a date for a response, the following letter was sent today at the close of business to the Chairman of the Board of Insituform East:

"March 10, 1999

Mr. George Wm. Erikson
Chairman
Insituform East, Inc.
3421 Pennsy Drive
Landover, MD 20758

Dear George:

     This will acknowledge receipt of your letter of March 10, 1999 late this afternoon. Your letter is the first and only communication we have had from you regarding our offer to acquire
Insituform East, Inc. ("East").

     We do not view the contents of your letter as a substantive response to our offer to acquire East, but instead an effort to defer such a response indefinitely. The nature of our cash offer hardly requires any additional written material, as solicited by you. Given the circumstances of East and its business, the failure by East and its board to submit to us any meaningful communication after almost one month appears to us contrary to the standard of care and deliberation you have raised as a concern of your board.

     Your failure to respond in a meaningful manner confirms your unwillingness to pursue the proposed transaction, as stated in our letter of March 2, 1999. Accordingly, our offer is withdrawn and shall have no continuing effect. As previously outlined by us, in view of the deteriorating prospects of East and its business, we cannot delay action and therefore we shall now have to pursue alternative means to protect our shareholders' value.

Sincerely yours,



Anthony W. Hooper
Chairman, President & CEO"

     Insituform Technologies, Inc. is a worldwide provider of proprietary trenchless technologies for the rehabilitation and improvement of sewer, water, gas and industrial pipes. Insituform owns the rights to the Insituform(R) and NuPipe(R) processes and exercises the exclusive rights in substantially all of North America to the Paltem(R) system and certain other products under a license from Ashimori Industry Co., Ltd. Insituform also owns the worldwide rights to the Tite Liner(R) process used primarily to protect or restore pipes affected by abrasion or corrosion. Through its Affholder, Inc. subsidiary, Insituform is also engaged in trenchless tunneling used in the installation of new underground services. By providing specialized rehabilitation technologies which eliminate or minimize disruptive digging, Insituform provides cost-effective solutions for problems caused by deteriorated pipe systems.

CONTACT:  Insituform Technologies, Inc.
          Anthony W. Hooper, Chairman, President & CEO
          (314) 530-8000